Exhibit 99.1

RENOVACOR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this Current Report on Form 8-K. Some of the information contained in this discussion and analysis, including information with respect to Renovacor’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this Current Report on Form 8-K and in the Proxy Statement/Information Statement in the section titled “Risk Factors” beginning on page 44, the actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Renovacor is a preclinical-stage gene therapy company focused on developing a pipeline of innovative and proprietary gene therapies for diseases with high unmet medical need associated with mutations in the Bcl2- associated athanogene 3, or BAG3 gene. Renovacor’s initial focus is on the treatment of BAG3-associated dilated cardiomyopathy, or BAG3 DCM, a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Renovacor’s lead product candidate, REN-001, is a recombinant AAV9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. Renovacor is leveraging the expertise of its founder, Dr. Arthur M. Feldman, MD, PhD, the Laura H. Carnell Professor of Medicine at the Lewis Katz School of Medicine at Temple, a cardiovascular scientist and pre-eminent expert on BAG3 biology to advance the development of REN-001 and its other product candidates.

Renovacor believes that development of a BAG3 gene replacement therapy for DCM patients who carry BAG3 mutations has the potential to prevent progression of DCM in this otherwise healthy patient population. Gene therapy has recently re-emerged as a potentially novel therapy for patients suffering from monogenic diseases. Recently approved therapies have utilized AAV as a vehicle to deliver genes to patients suffering from these diseases. For example, in 2017, the FDA, approved Luxturna, an AAV2-based gene therapy developed by Spark Therapeutics, Inc., a subsidiary of Roche Holdings AG, for the treatment of patients with retinal dystrophy due to mutation of the RPE65 gene and in 2019, Zolgensma, an AAV9-based gene therapy developed by AveXis, Inc., a subsidiary of Novartis Pharmaceuticals Corporation, was approved for the treatment of patients with SMA, due to mutations in the SMN1 gene. There are many additional ongoing clinical development programs utilizing AAV-based gene therapies to address monogenic diseases.

Renovacor believes it is the first company to apply AAV technology to patients with DCM due to mutations in the BAG3 gene. REN-001 utilizes an AAV9 vector intended to deliver a healthy version of the BAG3 gene to produce functional BAG3 protein in patients with genetic mutations that cause a lack of or insufficient levels of functional protein. This approach has shown promise in multiple preclinical models, demonstrating production of functional BAG3 protein and improvement in cardiac function.

Since its inception, Renovacor has focused substantially all of its resources on organizing and staffing the company, in-licensing key intellectual property, business planning, raising capital, conducting research and development activities, filing and prosecuting patent applications, and engaging in other preclinical activities. Renovacor does not have any products approved for sale and has not generated any revenue from product sales or from any other sources. To date, Renovacor has funded its operations with proceeds from sales of convertible preferred stock and a convertible note. Through June 30, 2021, Renovacor received gross proceeds of $10.5 million from sales of its convertible preferred stock, and in July 2021, received additional gross proceeds of $2.5 million from the issuance of a convertible note. Since its inception, Renovacor has incurred significant operating losses. Renovacor’s ability to generate any product revenue, and in particular to generate product revenue sufficient to achieve profitability, will depend on the successful development and eventual commercialization of one or more of its product candidates.

Renovacor reported net losses of $1.4 million and $5.4 million for the six months ended June 30, 2020 and 2021, respectively, and $1.6 million and $3.2 million for the years ended December 31, 2019 and 2020, respectively. As of June 30, 2021, Renovacor had an accumulated deficit of $10.3 million. Renovacor expects to continue to incur significant expenses and operating losses for the foreseeable future. Renovacor expects that its expenses and capital expenditures will increase substantially in connection with its ongoing activities, particularly if and as it:

•	initiates IND-enabling studies for its REN-001 AAV-based gene therapy program;

•	continues its current research programs and preclinical development of product candidates from its current research programs;

•	advances additional product candidates into preclinical and clinical development;

•	advances its clinical-stage product candidate into later stage clinical trials;

•	seeks to discover, validate, and develop additional product candidates, including carrying out activities related to its discovery stage programs;

•	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

•

scales up its manufacturing processes and capabilities, or arranges for a third party to do so on its behalf, to support its clinical trials of its product candidates and potential commercialization of any of its product candidates for which it may obtain marketing approval;

•	establishes a sales, marketing, and distribution infrastructure or channel to commercialize any product candidate for which it may obtain regulatory approval;

•	acquires or in-license products, product candidates, or technologies;

•	maintains, expands, enforces, defends, and protects its intellectual property portfolio;

•	hires additional clinical, quality control, and scientific personnel; and

•

adds operational, financial, and management information systems and personnel, including personnel to support its product development, planned future commercialization efforts, and its operations as a public company.

Renovacor will not generate revenue from product sales unless and until it successfully completes clinical development and obtains regulatory approval for one or more of its product candidates. If Renovacor obtains regulatory approval for any of its product candidates, it expects to incur significant expenses related to developing its commercialization capability to support product sales, marketing, and distribution. Further, following the completion of the Business Combination, Renovacor expects to incur additional costs associated with operating as a public company.

As a result, Renovacor will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as Renovacor can generate significant revenue from product sales, if ever, it expects to finance its operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. Renovacor may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If Renovacor fails to raise capital or enter into such agreements or arrangements as, and when, needed, it may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its product candidates.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, Renovacor is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve or maintain profitability. Even if Renovacor is able to generate product sales, it may not become profitable. If Renovacor fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations at planned levels and may be forced to reduce or terminate its operations.

Renovacor is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, Renovacor has not experienced material business disruptions. Renovacor is following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as federal, state, and local governments regarding working-from-home practices for non-essential employees. For example, the COVID-19 outbreak in Pennsylvania resulted in a temporary reduction in workforce presence at the Temple research facility located in Philadelphia, at which Renovacor operates. While Renovacor increased workforce presence at the Temple research facility in the second quarter of 2020, not all employees have returned to the facility and it cannot be certain that the facility will not be closed in the future as a result of the COVID-19 outbreak. Renovacor cannot be certain what the overall impact of the COVID-19 pandemic will be on its business, and it has the potential to adversely affect its business.

Components of Renovacor’s Results of Operations

Revenue

To date, Renovacor has not generated any revenue from any sources, including product sales, and does not expect to generate any revenue from the sale of products for the foreseeable future. If its development efforts for its product candidates are successful and result in regulatory approval or collaboration or license agreements with third parties, Renovacor may generate revenue in the future from product sales, payments from collaboration or license agreements that it may enter into with third parties, or any combination thereof.

Operating Expenses

Research and Development Expenses

Research and development expenses consist of costs incurred for Renovacor’s research activities, including its discovery efforts, and the development of its programs. These expenses include:

•	employee-related expenses, including salaries, payroll taxes, related benefits and stock-based compensation expense for employees engaged in research and development functions;

•

expenses incurred in connection with the preclinical development of its product candidates and the development of research programs, including under agreements with third parties, such as consultants, contractors, preclinical laboratories, licensors, CMOs, and CROs; and

•	laboratory supplies and research materials.

Renovacor expenses research and development costs as incurred. Non-refundable advance payments that it makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered.

Renovacor’s direct external research and development expenses consist of costs that include fees, reimbursed materials, and other costs paid to consultants, contractors, CMOs and other research organizations in connection with its preclinical activities. Renovacor does not allocate employee costs, costs associated with its discovery efforts, laboratory supplies, facilities expenses, including depreciation or other indirect costs, to specific product development programs because these costs are deployed across multiple programs and, as such, are not separately classified.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for personnel in executive, finance and accounting, and other administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees paid for accounting, auditing, consulting, and tax services; insurance costs and travel expenses.

Results of Operations

Comparison of the Six Months Ended June 30, 2020 and 2021

The following table summarizes Renovacor’s results of operations for the three and six months ended June 30, 2020 and 2021:

	Six Months Ended June 30,
	2020	2021	Change
Operating expenses:
Research and development	$976,517	$4,487,936	$3,511,419
General and administrative	399,623	911,925	512,302

Loss from operations	$(1,376,140)	$(5,399,861)	$(4,023,721)

Net loss	$(1,376,140)	$(5,399,861)	$(4,023,721)

Research and Development Expenses

Total research and development expenses were $1.0 million and $4.5 million for the six months ended June 30, 2020 and 2021, respectively. The increase during the six months ended June 30, 2021, as compared to 2020, was primarily due to increases in compensation-related costs associated with the hiring of key personnel of $0.4 million, increases in drug supply costs associated with our preclinical activities, including IND-enabling studies, and preparation of future clinical trials of $2.7 million, and increases in external costs associated with the execution of ongoing preclinical studies of $0.4 million as we prepare for an IND submission for REN-001, anticipated in mid-2022, and related clinical activities.

General and Administrative Expenses

General and administrative expenses were $0.4 million and $0.9 million for the six months ended June 30, 2020 and 2021, respectively. The increase during the six months ended June 30, 2021, as compared to 2020, was primarily attributable to increases in compensation-related costs associated with the hiring of key personnel of $0.1 million, increases in patent-related legal costs of $0.2 million and increases in other legal and professional fees of $0.2 million as we continue to increase our spending in this area in preparation of becoming a publicly traded company.

Results of Operations

Comparison of the Years Ended December 31, 2019 and 2020

The following table summarizes Renovacor’s results of operations for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020	Change
Operating expenses:
Research and development	$652,709	$2,424,567	$1,771,858
General and administrative	908,548	805,276	(103,272)

Loss from operations	$(1,561,257)	$(3,229,843)	$(1,668,586)

Net loss	$(1,561,257)	$(3,229,843)	$(1,668,586)

Research and Development Expenses

Total research and development expenses were $0.7 million for the year ended December 31, 2019, compared to $2.4 million for the year ended December 31, 2020. The increase of $1.7 million in research and development activity expenses for the year ended December 31, 2020 was primarily due to an increase in preclinical activities, sponsored research costs, and scientific advisory and consulting fees. The increase in preclinical expenses of

$1.0 million and the increase of $0.2 million in sponsored research costs for the year ended December 31, 2020, as compared to the same period ended 2019, was primarily due to commencement of validation, toxicity, and dose study activities, and related preclinical drug supply costs. The increase of $0.3 million in scientific advisory and consulting fees for the year ended December 31, 2020 reflects the external consultant personnel costs required to effectively advance our preclinical activities, as compared to the same period ended 2019.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2019 were $0.9 million, compared to $0.8 million for the year ended December 31, 2020. The decrease of $0.1 million was primarily attributable to decreases in patent-related legal costs of $0.3 million and general legal expenses of $0.1 million, partially offset by increases in board-related and consulting costs of $0.3 million.

Liquidity and Capital Resources

Since inception, Renovacor has incurred significant operating losses. Renovacor expects to incur significant expenses and operating losses for the foreseeable future as it advances the preclinical and clinical development of its programs. To date, Renovacor has funded our operations primarily with proceeds from sales of convertible preferred stock and a convertible note. Through June 30, 2021, Renovacor has received gross proceeds of $10.5 million from sales of our convertible preferred stock, and in July 2021, Renovacor received additional gross proceeds of $2.5 million from the issuance of a convertible note, as discussed below. As of June 30, 2021, Renovacor had a cash balance of $0.4 million. Its cash balance currently on hand, inclusive of the $2.5 million received in connection with the July 2021 convertible note issuance, is not sufficient to fund its operations for the next twelve months without the proceeds from the Business Combination. These factors raise substantial doubt about Renovacor’s ability to continue as a going concern. Renovacor believes that the net proceeds from the Business Combination and PIPE Investment, together with its available resources and existing cash on hand, will enable it to fund its planned operations into 2023. However, Renovacor has based this estimate on assumptions that may prove to be wrong, and its operating plan may change as a result of many factors currently unknown to us. In addition, Renovacor could utilize its available capital resources sooner than expected.

Note Purchase Agreement

On July 20, 2021, in accordance with the Merger Agreement and pursuant to the Note Purchase Agreement, Renovacor issued a $2.5 million convertible promissory note to Chardan Investments in exchange for $2.5 million in cash to be used to finance Renovacor’s operations through the consummation of the Business Combination. Upon consummation of the Business Combination, an amount equal to $2.5 million will automatically convert into Chardan common stock at a price per share equal to $10.00 without any further action by Chardan Investments or Renovacor. The accrued interest, fees and other amounts payable on the Convertible Promissory Note, will be paid in cash to Chardan Investments promptly following the Effective Time. Pursuant to the Merger Agreement and the Note Purchase Agreement, the Closing Chardan Cash will be reduced by $2.5 million at closing of the Business Combination.

Cash Flows for the six months ended June 30, 2020 and 2021

The following table provides information regarding Renovacor’s cash flows for the periods presented:

	Six Months Ended June 30,
	2020	2021
Net cash used in operating activities	$(1,441,602)	$(4,050,007)
Net cash provided by financing activities	820,993	(885,070)

Net decrease in cash	$(620,609)	$(4,935,077)

Operating Activities

During each of the six months ended June 30, 2020 and 2021, net cash used in operating activities consisted primarily of net loss adjusted for non-cash charges and changes in components of working capital. The increase in cash used in operating activities for the six months ended June 30, 2021, as compared to 2020, was primarily due to timing of cash outflows related to our REN-001 development program, including payments to consultants and contract research and manufacturing organizations, as we prepare for our forthcoming clinical activities for REN-001.

Financing Activities

During the six months ended June 30, 2020, cash provided by financing activities was $0.8 million and related to proceeds received from the sale of our Series A preferred stock. During the six months ended June 30, 2021, net cash used in financing activities primarily related to the payment of deferred merger costs related to the proposed business combination with CHAQ.

Cash Flows for the years ended December 31, 2019 and 2020

The following table provides information regarding Renovacor’s cash flows for the periods presented:

	Year Ended December 31,
	2019	2020
Net cash used in operating activities	$(1,243,369)	$(3,412,046)
Net cash provided by financing activities	3,336,658	6,635,038

Net increase in cash	$2,093,289	$3,222,992

Operating Activities

During the year ended December 31, 2019, operating activities used $1.2 million of cash, primarily resulting from Renovacor’s net loss of $1.6 million, partially offset by net cash provided by changes in its operating assets and liabilities of $0.3 million. Net cash provided by changes in Renovacor’s operating assets and liabilities for the year ended December 31, 2019 was attributable mainly to an increase in accounts payable of $0.4 million partially offset by increases in prepaid expenses of $0.1 million.

During the year ended December 31, 2020, operating activities used $3.4 million of cash, primarily resulting from Renovacor’s net loss of $3.2 million and net cash used in changes in its operating assets and liabilities of $0.2 million. Net cash used in changes in its operating assets and liabilities for the year ended December 31, 2020 was primarily attributable to a decrease in accounts payable of $0.2 million.

Financing Activities

During the years ended December 31, 2019 and 2020, net cash provided by financing activities was $3.3 million and $6.6 million, respectively, consisting primarily of net proceeds from the sale of our Series A preferred stock.

Funding Requirements

Renovacor expects its expenses and capital expenditures to increase substantially in connection with its ongoing activities, particularly as it advances the preclinical activities and clinical trials for its product candidates in development. The timing and amount of its funding requirements will depend on many factors, including:

•	the scope, progress, costs, and results of preclinical and clinical development for its other product candidates and development programs;

•	the number of and development requirements for other product candidates that it pursues;

•	the costs, timing and outcome of regulatory review of its product candidates;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	its ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the payment or receipt of milestones and receipt of other collaboration-based revenues, if any;

•

its efforts to enhance operational systems and hire additional personnel to satisfy its obligations as a public company upon the closing of the Business Combination, including enhanced internal controls over financial reporting;

•

the costs and timing of future commercialization activities, including product manufacturing, sales, marketing and distribution, for any of its product candidates for which it receives marketing approval;

•	the amount and timing of revenue, if any, received from commercial sales of its product candidates for which it receives marketing approval;

•

the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property and proprietary rights and defending any intellectual property-related claims; and

•	the extent to which it acquires or in-licenses other products, product candidates or technologies.

Contractual Obligations and Commitments

In August 2019, Renovacor entered into both the exclusive License Agreement and the SRA with Temple. Upon execution of the License Agreement, Renovacor issued to Temple 97,879 shares of common stock and agreed to issue Temple an additional 9,130 shares of common stock upon the closing date of the second tranche of the Series A preferred stock. Renovacor also reimbursed Temple for the prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to Renovacor entering into the License Agreement, and Renovacor is responsible for all the ongoing costs relating to the prosecution and maintenance of the licensed Temple Patent Rights going forward. Renovacor also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the License Agreement and continuing each annual anniversary thereafter.

The License Agreement requires Renovacor to pay up to an aggregate of $1.25 million to Temple upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, Renovacor is required to pay Temple a low single-digit royalty on net sales of any product utilizing the Temple Patent Rights, up to 50% of which may be reduced by payments Renovacor makes to third parties for freedom to operate. In addition, Renovacor must also pay a percentage of all consideration based on a percentage of sublicense consideration received by it, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.

The License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the License Agreement (currently expected to occur in 2041), (ii) the termination by Temple upon (a) an uncured breach by Renovacor, with a 60-day notification period, (b) Renovacor’s filing of a voluntary petition in bankruptcy or related proceeding, provided such petition is not dismissed within 90 days after the filing thereof, (c) a failure by Renovacor to meet certain milestones set forth in the License Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, Renovacor may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject to a 90-day notification period.

As it relates to the SRA, which was amended effective as of August 12, 2019, August 27, 2019 and July 1, 2021, Temple will conduct certain preclinical activities during through June 2024, unless terminated sooner or extended by mutual written consent, for which Renovacor will be obligated to fund approximately $5.3 million through June 30, 2024. As of June 30, 2021, the Company has funded approximately $0.6 million to Temple pursuant to the SRA.

Renovacor enters into contracts in the normal course of business with CMOs, CROs, and other third parties for preclinical study activities. These contracts do not contain minimum purchase commitments and are cancelable by us upon prior written notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancelable obligations of our service providers, up to the date of cancellation.

Critical Accounting Policies and Significant Judgments and Estimates

Renovacor’s financial statements are prepared in accordance with GAAP. The preparation of Renovacor’s financial statements and related disclosures requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Renovacor bases its estimates on historical experience, known trends and events, and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Renovacor evaluates its estimates and assumptions on an ongoing basis. Its actual results may differ from these estimates under different assumptions or conditions.

While Renovacor’s significant accounting policies are described in more detail in Note 2 to its financial statements appearing elsewhere in this proxy statement, it believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements.

Research and Development Expenses

Renovacor expenses research and development expenses as incurred. Renovacor’s research and development expenses consist primarily of costs incurred in performing research and development activities, including personnel-related expenses such as salaries, stock-based compensation, and benefits, and external costs of outside vendors engaged to conduct preclinical development activities. Renovacor accrues for expenses related to development activities performed by third parties based on an evaluation of services received and efforts expended pursuant to the terms of the contractual arrangements. There may be instances in which payments made to Renovacor’s vendors will exceed the level of services provided and result in a prepayment of expenses. In accruing service fees, Renovacor estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, Renovacor will adjust the accrual or prepaid expense accordingly.

Stock-Based Compensation

Renovacor measures all stock-based awards granted based on the fair value on the date of the grant and recognizes compensation expense with respect to those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, Renovacor issues awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. Renovacor recognizes forfeitures related to stock-based compensation awards as they occur and reverses any previously recognized compensation cost associated with forfeited awards in the period the forfeiture occurs.

Renovacor classifies stock-based compensation expense in the statement of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model (“Black-Scholes”). The following summarizes the inputs used:

Expected Volatility — Renovacor lacks company-specific historical and implied volatility information. Therefore, Renovacor estimates the expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until Renovacor has adequate historical data regarding the volatility of Renovacor’s traded stock price.

Expected Term — Renovacor uses the simplified method described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”), to determine the expected life of the option grants.

Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Dividends — Expected dividend yield is zero because Renovacor has not paid cash dividends on shares of common stock and does not expect to pay any cash dividends in the foreseeable future.

Forfeitures — Renovacor accounts for forfeitures as they occur.

Grant Date Fair Value — The grant date fair value utilized in Black-Scholes is determined by the Renovacor board of directors with the assistance of management. The grant date fair value of the shares of Renovacor common stock is determined using valuation methodologies which utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. In determining the fair value of the shares of Renovacor common stock, the methodologies used to estimate the enterprise value were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Off-Balance Sheet Arrangements

Renovacor did not have, during the periods presented, and does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Renovacor’s financial position and results of operations is disclosed in Note 2 to its financial statements appearing elsewhere in this proxy statement.

Quantitative and Qualitative Disclosures about Market Risks

Renovacor is not currently exposed to significant market risk related to changes in interest rates or foreign currency exchange rates. However, changes to Renovacor’s investment portfolio and operations may subject it to certain risk fluctuations in foreign currency exchange rates in the future.

Inflation could affect Renovacor by increasing its cost of labor and clinical trial costs. Renovacor does not believe that inflation has had a material effect on its business, financial condition, or results of operations during the six months ended June 30, 2020 and 2021.